ACRUENCE CAPITAL, LLC CODE OF ETHICS
AND

POLICIES AND PROCEDURES MANUAL MARCH 2021

The following policies are pursuant to Rule 17j-1 of the Investment Company Act and the Advisers Act of 1940. Rule 17j-1 addresses conflicts of interest that may occur when Firm Access Persons buy or sell securities for their own accounts (personal investment activities). Further, the Firm adheres to Rule 17j-1 by:

•Adopting a Code of Ethics containing provisions to prevent fraudulent, deceptive or manipulative acts;
•Requiring access persons to report their personal securities transactions to the Firm;
•Conducting oversight of personal investment activities;
•Monitoring compliance with Rule 17j-1; and
•Making information about the Firm’s policies concerning personal investment activities available to the public

COMPLIANCE PROGRAM – GENERAL CODE OF ETHICS
INTRODUCTION

Acruence Capital, LLC’s (“Acruence” or “Firm”) investment advisory business involves a relationship of trust and confidence with its clients. That relationship is largely defined by the terms of its investment advisory agreements with Acruence’s clients (“Client Agreements”). The Firm is also subject to various laws and regulations that govern investment advisers’ conduct. This Code of Ethics and Conduct describes the general standard of conduct expected of all employees and focuses on specific areas where employee conduct has the potential to affect Acruence’s clients’ interests adversely. Any violations must be reported to the compliance officer immediately upon discovery.

ACRUENCE CAPITAL, LLC IS A FIDUCIARY

The Investment Advisers Act of 1940 imposes a fiduciary duty on investment advisors. As a fiduciary, Acruence has a duty of utmost good faith to act solely in the best interests of each of its clients. A fiduciary owes its clients the duties of undivided loyalty and good faith, utmost care and full and fair disclosure of all material facts. A fiduciary duty means that Acruence and its personnel must always place the client’s interests above the interests of Acruence and its employees when making investment recommendations or in any other undertaking of the Firm.

Duties of a fiduciary include:

•Rendering disinterested and impartial investment advice.
•Making suitable recommendations to clients in light of their needs, financial circumstances and investment objectives.
•Exercising a high degree of care to ensure that adequate and accurate representations and other information about securities are presented to clients.
•Having an adequate basis in fact for its recommendations, representations and projections.

A breach of fiduciary duty may subject Acruence and its employees to civil liability and, in extreme cases, to criminal prosecution. It may also expose the Firm and its employees to sanctions by regulatory authorities. This fiduciary duty is the core principle underlying this manual and represents the expected basis of all of Acruence’s dealings with the Firm’s clients.
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STANDARDS OF CONDUCT

General Policy

The following basic principles guide all aspects of the Firm’s business and represent the minimum standards to which Acruence expects employees to adhere:

•Acruence’s clients’ interests come before employees’ personal interests and, except to the extent otherwise provided in Client Agreements, before the Firm’s interests.
•The Firm must disclose fully all material facts about conflicts of which it is aware between the Firm’s and its employees’ interests on the one hand and clients’ interests on the other.1
•Employees must operate consistently with the Firm’s disclosures to and arrangements with clients regarding conflicts and its efforts to manage the impacts of those conflicts.
•The Firm and its employees must not take inappropriate advantage of the Firm’s or their positions of trust with or responsibility to clients.
•The Firm and its employees must always comply with all applicable securities
•laws.

It is each employee’s duty to consider and adhere to these principles in all of his or her activities that involve the Firm and its clients and to report to the compliance officer any activities he or she believes may constitute or involve a violation of any law or any provision of this Code.

COMPIANCE OFFICER

Randall Fields is designated as Acruence’s compliance officer and is responsible for day- to-day compliance matters of the Firm, as well as for all compliance oversight and supervision for the Firm.
Any Acruence employee with questions or concerns regarding this manual or compliance matters should consult the compliance officer.

DEFINITIONS

Employee For purposes of this Code, the term “employee” includes not only employees within the ordinary sense of the term, but also LLC “members” who function as employees (even if they are compensated solely through their member interests), officers, others who occupy a status similar to that of an officer or a director and others
1 The Firm’s and its employees’ interests in some respects inevitably conflict with clients’ interests. The Firm tries to manage those conflicts in ways that its clients know about and that are fair under all the circumstances.
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(could include certain types of independent contractors) whose activities are subject to the Firm’s supervision and control and include providing investment advice to clients.2 Different employees have different responsibilities, different levels of control over investment decision-making for clients and different access to information about investment decision- making and implementation.

Access Persons All employees (including temporary personnel such as clerical personnel provided by an agency who are so designated by the compliance officer) who, in the course of their normal functions or duties, make, participate in or obtain information about clients’ purchases or sales of securities. Because of the Firm’s size and the range of duties that employees may have, all of the Firm’s employees and officers are considered “Access Persons.”

Personal Account Any account in which the Firm or an Access Person has a beneficial interest, discretion and/or direct trading access. Personal Accounts typically include accounts held in an Access Person’s name and other accounts held in the various forms described in Appendix A. These include accounts at brokerage firms, banks and any other institution where an Access Person has the ability to trade reportable securities whether or not the account holds reportable securities. Please also note that these include accounts in the name of an Access Person’s spouse and/or individuals living in the same household.

Beneficial Interest or Beneficial Ownership The concept of “beneficial ownership” of securities is broad and includes many diverse situations. An employee has a “beneficial interest” not only in securities he or she owns directly, but also in securities held by: (i) his or her spouse, minor children or relatives who live full time in his or her home; (ii) another person if the employee obtains benefits substantially equivalent to ownership (through any contract, understanding, relationship, agreement or other arrangement) and certain types of entities that the employee controls or in which he or she has an equity interest. Appendix A contains examples of common beneficial ownership arrangements. It is very important to review Appendix A in determining compliance with reporting requirements and trading restrictions.

2 Some LLC members who do not function as employees and some consultants may be subject to some but not all of the provisions of this Code. The compliance officer, in consultation with management, will determine whether and to what extent to subject those personnel to this Code, depending on, among other things, the extent to which those personnel may have access to confidential information about, for example, the Firm’s involvement in particular investments.
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Security The term “security” means:

•Any note, stock, treasury stock, security future, security-based swap, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security, certificate of deposit, or group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.
•Direct obligations of the United States Government; bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements; and shares issued by money market funds, by open-end investment companies (i.e., mutual funds) and by unit investment trusts that are invested exclusively in mutual funds.
•Any note, stock, bond, debenture, exchange traded fund (“ETF”), closed-end fund, equipment trust certificate, trade acceptance, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, limited liability company interest, limited partnership interest, investment contract, put, call, straddle, option or privilege on a financial instrument or interest or group or index thereof (including any interest therein or the value thereof), swap agreement, swaption, cap, collar, floor, forward rate agreement, forward contract, forward commitment for the purchase or sale of a financial interest, contract for differences, notional principal contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights or, in general, any interest or instrument commonly known as a “security” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of or warrant or right to subscribe to or purchase, any of the foregoing.

Designated Account An account in the name of a Acruence employee, or an immediate family member sharing the household with a Acruence employee, which is managed by an outside party. These accounts may be designated by the compliance officer to be outside the requirement for reporting quarterly transactions and annual holdings once the compliance officer is satisfied that the employee places no trades nor requests trades in these accounts. The compliance officer may request a copy of this investment advisory agreement.
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PERSONAL ACCOUNTS
Personal Securities Trading Policy
Trading in Personal Accounts is subject to review and, in some cases, prior approval by the compliance officer. Investing in an initial public offering (“IPO”) or a private placement in Personal Accounts must be preapproved by the compliance officer. The Code of Ethics (particularly the personal trading policy) is disclosed in Acruence’s Form ADV.

Personal Trades	Not Allowed	Allowed	Need Preclearance	Need to Report
Private placement/IPO		√	√	√
Mutual Funds		√
Equities, bonds, and derivatives		√		√
Procedures for Conducting Personal Account Transactions
Preclearing Transactions    Before participating in an IPO or a private placement in a Personal Account, each Access Person must submit a completed and signed Private Placement Authorization Form (see Appendix C) to the compliance officer for approval.3
Approvals for participating in IPOs or private placements are approved for an indefinite period.
The compliance officer may disapprove a proposed transaction for any reason but need not explain his or her reasoning to the requesting employee. Here are some factors that may (but need not) influence the decision:
•Whether the transaction represents an investment opportunity that should be offered to the Firm’s client accounts before employees take advantage of it.
•Whether the transaction is inconsistent with applicable law.
•Whether the transaction might create an appearance of impropriety.
Similarly, the Firm may, in the compliance officer’s discretion, require an Access Person to cancel pending orders or freeze or reverse transactions, based on developments or information that leads the compliance officer to believe the transaction may involve a

3 Reminder: This applies to all securities transactions, not just transactions in the public markets. In fact, Investment Adviser Act regulations require preapproval of all investments in private placements (as well as public offerings).
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violation of law or Firm policies. Any such cancellation, freeze or reversal may, in the compliance officer’s discretion, be at the Access Person’s expense.

Front Running No employee may trade in his/her own account in order to change the price of a security the Firm is considering for a client. This includes effecting a transaction in a Reportable Security for a Personal Account if the employee knows that the Firm is effecting (i.e., has an unexecuted order pending) or considering effecting a “same way” transaction in the same Reportable Security for client accounts.4 Transactions in options, derivatives or convertible instruments that are related to a Reportable Security in which the Firm is effecting or considering effecting transactions for client accounts are subject to the same limitations. The compliance officer may consider exceptions to this prohibition, but exceptions will be rare.

Reporting Obligations

Each Access Person must report the following securities holdings and transactions to the Firm as follows:

•List of Accounts and Annual Report of Holdings Each Access Person must provide a list of all Personal Accounts in which he or she has a beneficial interest and of all of his or her current holdings of Reportable Securities at least annually. The list should be in the form of Appendix D (or duplicate brokerage statements accompanied with a statement that the Access Person has no other accounts containing securities or holds no private placements) and must be provided not more than 10 days after the Access Person became an Access Person and on or before February 14 of each year thereafter. Information must be as of a date no more than 45 days before the date the report is submitted or, for annual reports provided before February 14 of a year, as of December 31 of the preceding year. The compliance officer reviews these reports as received to ensure that all required trades were reported and that there are no holdings in conflict with client positions.
•Annual Attestation Please note that each year each Access Person must provide both a statement of holdings and Appendix D, with the Access Person’s signature attesting that no additional securities are owned beyond those showing on the statements provided.
•Duplicate Statements Through arrangements with each of his or her brokers, in the same time frame as they are sent to the Access Person, duplicate copies of all account statements issued by the broker should be sent directly to the compliance officer.
•Brokerage Statements Access Persons must provide copies of brokerage statements to the compliance officer on a quarterly basis.
4 Trading while aware of pending or contemplated client transactions is also prohibited by the policies and procedures related to “Misuse of Confidential Information” below.
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•Quarterly Reports A Quarterly Transaction Report in the form of Appendix E must be submitted no more than 10 days after the end of each calendar quarter. The report must represent that, except as disclosed on the report, and other than the transactions detailed in the Access Person’s account statements supplied to the compliance officer or visible through the custodian, the Access Person has not entered into any transactions in Reportable Securities. The compliance officer reviews quarterly transaction reports to ensure that required preapproval had been granted and to ensure that no personal trades conflicted with trades placed on behalf of clients.

Please note that each quarter each Access Person must provide both statements and Appendix E, with the Access Person’s signature attesting that no additional trades have been enacted in the prior quarter.

Exceptions An employee is not required to submit initial and annual holdings reports, duplicate statements or quarterly transaction reports with respect to designated accounts and transactions effected pursuant to an automatic investment plan. The compliance officer will determine on a case-by-case basis whether an account qualifies for either of these exceptions and will document the approval process.

Compliance Officer’s Procedures

The compliance officer is responsible for implementing the following procedures related to transactions in Personal Accounts. The compliance officer will:

•Implement the procedures specified above for Personal Trading and Outside Employee Activities.
•At least quarterly, compare Personal Account Trading Request and Authorization Forms with Personal Account trading information as to the relevant Access Persons.
•Annually, compare the change in holdings for each Access Person to be certain all trades were reported as required.
•Report any occurrence determined is a violation of this policy and determine the appropriate sanction for the violation.
•Be available to assist employees with questions regarding this policy.
•Document all monitoring activities required by this code.
•Review this Code on a regular basis and update it as necessary.
•Violations of the Personal Trading Policy

The Firm may impose a variety of sanctions for violations of these Personal Trading procedures. They may range from verbal reprimand to termination of employment and may include disgorgement by the Access Person of any profit on the transaction.
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INSIDE INFORMATION

General Policy

Employees may acquire confidential and sensitive information during the course of performing their duties. Employees must not use this information to benefit themselves or the Firm, either by trading based on it (“insider trading”) or by providing it to others (“tipping”). Appendix B to this Code describes more fully what constitutes insider trading and tipping and the legal penalties for engaging in those activities.
Types of Confidential Information

This Code discusses two types of confidential information:

•“Company Inside Information” is material nonpublic or confidential information about the issuer of a security or about the security itself.
•“Firm Inside Information” is information about decisions the Firm is making or actively contemplating making about securities transactions and holdings in client accounts.

Access to Confidential Information

The Firm must store materials that contain confidential information (of all types) in a manner reasonably designed to prevent access by unauthorized personnel. Generally, this information should be available only to employees (and outside service providers such as attorneys) who have a “need to know” in order to perform their duties for the Firm. Employees should keep all confidential documents hidden from public view when not in use. The Firm maintains password protection and other procedures to safeguard computer files from unauthorized access.

Permitted and Prohibited Uses of Confidential Information

Company Inside Information Some employees may receive Company Inside Information about issuers in whose securities Acruence has invested or are considering investing client assets. If an employee feels he or she has received Company Inside Information, the employee must inform the compliance officer of such. The compliance officer will determine if this issue should then be placed on the Firm’s restricted list. Neither the Firm nor any employee may trade while in possession of Company Inside Information.

Firm Inside Information Most employees will frequently obtain Firm Inside Information in the normal course of their duties. They may use it only to perform their ordinary business functions and are prohibited from disseminating it outside of the firm. For example, portfolio managers and traders may use information about clients’ securities
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transactions and holdings to determine whether to buy additional securities for those clients or to sell some or all of the clients’ positions. Employees may not use Firm Inside Information to trade for the benefit of their Personal Accounts.

Special Procedures Relating to Directorships

Any service on a Board of Directors of a public company requires preapproval from the compliance officer. In connection with certain investments, the Firm may have an employee on the Board of Directors of an issuing company.5 If the board member receives Company Inside Information, the Firm will be subject to all restrictions on transactions in that issuer’s securities.6 Trading may only occur when the issuer is confident that all material information has been disclosed to the public. Until such time, the issue will be placed on the Firm’s restricted list.

Any employee who serves as a director of a publicly traded company must keep the compliance officer fully informed on a current basis as to all periods during which the trading window for the relevant company is “open” and those during which it is “closed.”

Procedures Regarding Receipt of Information That May Be Confidential

In the course of deciding whether or not to effect a transaction, either for a Personal Account or for a client account, in addition to complying with preapproval procedures and other Firm procedures and policies, an employee should ask himself/herself whether he/she has any information that may constitute either Company Inside Information or Firm Inside Information. The employee should review the definitions in this Code and Appendix B for help, as well as consult with the compliance officer if they have any questions whatsoever.

If an employee has any reason to believe he/she may have Company Inside Information, he/she should take the following actions:

•Report the matter immediately to the compliance officer, disclosing all information believed to be relevant, and include documentation of such instances. The compliance officer will then place the security or securities for which the employee has Company Inside Information on a restricted list. It will remain on the restricted list until the compliance officer deems it appropriate to be removed.
•Do NOT buy or sell any security to which the information relates — for any Personal Accounts or for any account the Firm manages.

5 Directorships of for-profit companies are discouraged except in connection with the Firm’s investments of client assets.
6 If the Firm were to consent to an Access Person serving as a director of a publicly traded company other than in connection with client investments in that company, the Firm would probably impose similar restrictions on Firm trading.
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•Do NOT communicate the information to anyone within or outside the Firm, other than the compliance officer. In addition, take care that the information is secure.
•If any employee has reason to believe he/she may have Firm Inside Information, the employee must NOT buy or sell any security to which the information relates for any Personal Accounts and is prohibited from disseminating the information outside of the Firm.

The compliance officer will instruct the employee about how long to continue these restrictions on trading and communication. All questions must be resolved about whether information is material or nonpublic, the applicability or interpretation of these procedures or the propriety of any action to the satisfaction of the compliance officer before the employee may effect the transaction or communicate the inside information.
Compliance Officer’s Procedures

Whenever it is determined that an employee has received inside information, the compliance officer will effect whatever measures are, in his or her judgment, appropriate to prevent dissemination of such information, including:

•Review trading activity in all accounts the Firm manages with whatever frequency the compliance officer determines is appropriate.
•Review trading activity in all Personal Accounts with whatever frequency the compliance officer determines is appropriate. This may include sampling.
•Conduct an investigation when there is reason to believe that an employee has received and traded on confidential information or has disseminated such information to other persons.
•Apply any sanctions determined appropriate to any violation of this Code.

GIFTS AND OUTSIDE EMPLOYEE ACTIVITIES

Personal Gifts

General Policy Employees may not receive personal gifts that could induce them to take actions in client accounts for reasons other than Acruence’s clients’ best interests. Employees may not accept gifts of cash or cash equivalents and must evaluate entertainment to determine if it might be excessive. When in doubt, do not accept a gift or entertainment, or check with the compliance officer.

Compliance Procedures An employee must report promptly to the compliance officer any personal gift presented to the employee by someone outside the Firm, whether it is cash, wine, tickets, a trip, favors, etc. Generally, the Firm does not allow employees to accept gifts of more than a nominal amount. The compliance officer evaluates from time to time what constitutes a “nominal amount.” If a gift appears to be excessive in value, the compliance officer will determine the appropriate response, which may include,
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among other outcomes, returning the gift, giving it to charity or sharing it among all Firm employees.

Other Outside Business Activities

General Policy. Except for service as public company directors (which is subject to the procedure discussed above), Access Persons may not engage in significant business activities generating revenue outside of their activities for the Firm without disclosing those activities to the compliance officer by completing Appendix F. The Firm may prohibit activities that the compliance officer, in his or her discretion, believes: (i) may pose a significant conflict of interest with the Firm’s activities; (ii) could result in interruption in service to its clients; or (iii) could result in adverse publicity for the Firm.

Compliance Procedures Each employee must take the following steps to comply with the Firm’s policy regarding outside business activities:

•At or before commencement of employment, complete and submit to the compliance officer a Statement of Outside Business Activities in the form of Appendix F. Employees must discuss any disclosed activities with the compliance officer at his/her request to enable him/her to determine if the activities might result in a significant conflict of interest with Acruence’s activities or such employee’s activities on Acruence’s behalf.
•Bring to the attention of the compliance officer any prospective plans to engage in any such activities prior to initiating them.
•Provide the compliance officer annually with an updated Appendix F indicating any changes to the information contained in Appendix F previously submitted.

Any information submitted to the compliance officer under this policy will be considered confidential and will not be discussed with anyone other than senior management or Acruence’s professional advisors without the employee’s permission.

Involvement in Litigation

Each employee must advise the compliance officer immediately if he/she becomes involved in any litigation, including threatened litigation, or any administrative investigation or proceeding of any kind. Each employee must also report to the compliance officer if he/she receives any subpoena, is arrested, becomes subject to any order or is contacted by any regulatory authority.

RECORDKEEPING AND ADMINISTRATION

The compliance officer is responsible for implementing this Code and, in connection with doing so, following these procedures:
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•Provide each employee with a copy of this Code, as it may be amended or supplemented.
•Obtain each employee’s written acknowledgement that he or she has received a copy of this Code.
•Maintain in the Firm’s records for the periods required by applicable regulations:

◦A copy of this Code and each revision of this Code.
◦A copy of each employee’s written acknowledgement of receipt of this Code.
◦A record of each violation of this Code and the actions taken as a result of that violation and records of employee reports pursuant to this Code.
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ACRUENCE CAPITAL, LLC

ANNUAL ACKNOWLEDGEMENT OF RECEIPT AND CERTIFICATION

I have read, understand and acknowledge that I am subject to and agree to abide by the terms and provisions set forth in this policies and procedures manual, including Acruence’s Code of Ethics, and the information set forth in the Form ADV Part 2. I further certify that I have made all disclosures and reports required pursuant to this policies and procedures manual, including the Code of Ethics, and the Form ADV Part 2 and that such disclosures and reports are true and accurate in all respects. If I become aware of changes such that the ADV is no longer correct, I will notify the compliance officer immediately. I understand that violations of this manual or the Code of Ethics would subject me to sanctions, up to and including termination of my employment with Acruence for cause.

I have not discussed company business on social networking sites such as Facebook, Twitter and LinkedIn or personal blogs that refer to the Firm or my activities on behalf of the Firm without the compliance officer’s approval.

I have not used my personal email address for business purposes.

Disciplinary History Disclosure

In the past ten years, I have not:

been convicted of or plead guilty or nolo contendere ("no contest") in a domestic, foreign, or military court to any felony;
been charged with any felony;
been convicted of or plead guilty or nolo contendere in a domestic, foreign, or military court to a misdemeanor involving investments or an investment-related business, or any fraud, false statements, or omissions, wrongful taking of property, bribery, perjury, forgery, counterfeiting, extortion, or a conspiracy to commit any of these offenses; or been charged with a misdemeanor listed in (iii).

Signature of Employee	Print Name of Employee
Date: __________________
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ANNUAL ACKNOWLEDGEMENT OF RECEIPT AND CERTIFICATION (cont.)

Has any of the SEC, the Commodity Futures Trading Commission, any other federal, state or foreign financial regulatory agency, or any self-regulatory organization, commodities exchange or stock exchange:

•Found you to have made a false statement or omission? Yes         No
•Found you to have been involved in a violation of such regulator’s or self-regulatory organization’s regulations or statutes (other than a violation designated as a “minor
rule violation”)? Yes         No
•Found you to have been a cause of an investment-related business having its authorization to do business denied, suspended, revoked or restricted?    Yes
No
•Entered an order against you in connection with investment-related activity, imposed a civil money penalty on you or ordered you to cease and desist from any
activity? Yes         No
•Found you to have been dishonest, unfair or unethical? Yes         No
•Found you to have been involved in a violation of investment-related regulations
or statues? Yes         No

Signature of Employee	Print Name of Employee
Date: __________________

Signature of Compliance Officer	Date Reviewed
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